Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement, effective as of March 1, 2016 (“Effective Date”), is by and between Curis, Inc., having a place of business at 4 Maguire Road, Lexington, MA 02421 (“Curis”), and Michael P. Gray (“Consultant”).

WHEREAS, Curis desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in the Agreement, Curis and Consultant hereby agree as follows:

1. Term; Termination. The consultation period shall commence on the Effective Date and shall continue until August 31, 2016 (such period being referred to as the “Consultation Period”). Curis or Consultant may terminate this Agreement at any time during the Consultation Period with 30 days prior written notice to the other party. Curis may terminate this Agreement at any time, effective immediately, if the Consultant breaches or threatens to breach the terms of that certain Invention, Non-Disclosure and Non-Competition Agreement, dated August 2, 2000, between Curis and the Consultant.

Upon termination of this Agreement in accordance with the terms above, the Consultant shall be entitled to payment for services performed and expenses incurred by Consultant prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.

2. Consulting duties.

(a)	Consultant shall provide Curis or to Curis’ designee, such consulting, advisory and related services to and for Curis as may be reasonably requested from time to time by the Curis’ Chief Executive Officer or his designee, including, but not limited to, the services specified in the attached Exhibit A, which may revised from time to time upon the mutual written agreement of both parties.

(b)	All work to be performed by Consultant for Curis shall be under the general supervision of the Chief Executive Officer and/or his designee.

(c)	Consultant shall devote his best efforts and ability to the performance of the duties attaching to this Agreement, with the Consultant and Curis mutually agreeing on the approximate number of hours that Consultant will work during any given period.

3. Compensation. In consideration for the services rendered by Consultant to Curis during the term of this Agreement, Curis shall pay Consultant a fee of $200 per hour for any services rendered. Consultant shall invoice Curis on a monthly basis and such fees will be made in arrears within fifteen (15) days of Curis’ receipt of such invoice.

Curis shall reimburse Consultant for reasonable documented out-of-pocket expenses incurred in the performance of the services hereunder. Consultant shall submit to Curis itemized monthly statements, in a form satisfactory to Curis, of such hours, fees and expenses incurred in the previous month. Invoices will be submitted monthly to the following address via email: accountspayable@curis.com. Notwithstanding the foregoing, Consultant shall not incur total expenses in excess of Five Hundred dollars ($500.00) per month without the prior written approval of Curis.

4. Status. Consultant’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Curis. Consultant shall not be deemed an agent for any purpose, is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Curis and shall have no authority to bind Curis.

5. Inventions, Proprietary Rights and Disclosures.

(a)	Consultant agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the actual or planned business of Curis or (ii) after the Consultation Period if resulting or directly derived from Confidential Information (as defined below), or perfected in the performance of, or arising out of, the work to be performed by Consultant for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole and exclusive property of Curis at all times. All such Inventions and patents therefor shall be the sole and exclusive property of Curis. Consultant hereby assigns to Curis all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of Curis as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of Curis and at Curis’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Curis and to assist Curis in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

(b)	Consultant agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith including any and all scientific, technical, trade or business information possessed or obtained by, developed for or given to Curis which is treated by Curis as confidential or proprietary including, without limitation, formulations, techniques, methodology, assay systems, formulae, chemical structures, procedures, tests, equipment, data, computer software, documentation, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, financial information, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of Curis, and any other confidential or proprietary information about or belonging to Curis’ suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others whether disclosed orally, visually, or in intangible form to Consultant (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Consultant agrees that he shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Without Curis’ express written consent first obtained, Consultant agrees that he shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Consultant shall not discuss the nature of his activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Consultant shall provide Curis with all Confidential Information furnished to Consultant by Curis or original with Consultant in connection with his services furnished hereunder which has been reduced to writing and retain no copies thereof. Consultant understands that in receiving Confidential Information, he receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5;

(2) is generally disclosed to third parties by Curis without restriction on such third parties; or

(3) is approved for release by written authorization of the Board of Directors of Curis.

However, Confidential Information shall not be deemed within the foregoing exceptions if:

(i)	specific information is merely embraced by more general information in the public domain or Consultant’s possession, or

(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Consultant’s possession, none of which shows the whole combination of the Confidential Information.

(d)	Upon termination of this Agreement or at any other time upon request by Curis, Consultant shall promptly deliver to Curis all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of Curis or any Confidential Information received hereunder.

(e)	Consultant warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him to Curis in connection with any of the services called for hereunder. Consultant further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Consultant pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Consultant agrees that his services to other enterprises may result in a conflict of interest with his obligations to Curis under this Agreement, and agrees to inform Curis of his services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

(f)	Consultant hereby acknowledges that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling the securities of Curis or the securities of any company doing business with Curis or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g)	Consultant acknowledges that (a) the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of Curis, (b) any violations of this Agreement will result in irreparable injury to Curis and that damages at law would not be reasonable or adequate compensation to Curis for a violation of this Agreement and (c) Curis shall be entitled, in addition to any other right or remedy available in law or in equity, to the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and each party hereby consents to the issuance of such injunction and to the ordering of specific performance.

6. Survival of Provisions. The provisions of Section 5 hereof shall survive the termination or expiration of this Agreement.

7. Assignability and Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

8. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

9. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:	Curis, Inc. 4 Maguire Road Lexington, MA 02421 Attention: Legal Department

If to Consultant:	Michael P. Gray [Address 1] [Address 2] [Cell: ] [Email: ]

or at such other address as such other party may designate in conformity with the foregoing.

10. Entire Agreement; Modification; Severability. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the Company and the Consultant, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC.		CONSULTANT:

By:	/s/ Ali Fattaey	By:	/s/ Michael P. Gray

Name:	Ali Fattaey, Ph.D.	Name:	Michael P. Gray

Title:	President & CEO

Date:	March 1, 2016	Date:	February 29, 2016

Exhibit A

At such times and places as Curis may from time to time request, Mr. Gray shall provide to Curis periodic consulting and advisory services to assist Curis and its Board of Directors on operating, finance, corporate and strategic matters, among others. These services may include, but are not limited to, CFO transition-related items such as assisting in evaluating financing, debt and business development transactions.

Curis shall give Consultant reasonable advance notice of any service required. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

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